Exhibit 10.13

ALAMAR BIOSCIENCES, INC.

3505 BREAKWATER AVE

HAYWARD, CA 94545

May 20, 2020

Steve Chen, Ph.D.

[***]

Dear Steve:

Alamar Biosciences, Inc. (the “Company”) is pleased to offer you continuing employment on the following terms:

1. Position. Your title and position with the Company will remain Chief Operating Officer, and you will continue to report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Notwithstanding the foregoing or anything to the contrary herein, you will be permitted to: (i) provide the services described on Exhibit A attached hereto; (ii) subject to advance written notice to the Board and the Board’s approval, serve on the board of directors (or its equivalent in the case of any non-corporate entity) of, or as an advisor to, additional non-competing entities (not listed on Exhibit A); (iii) engage in religious, charitable or other community activities; or (iv) serve as a trustee to any family trust or manage any of your personal or family investments and affairs; so long as such services and activities do not materially interfere with your performance of your duties as provided in this Agreement.

2. Cash Compensation. The Company will continue to pay you a salary at the rate of $100,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will continue to be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board. Any bonus for a fiscal year will be paid within 21/2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Equity.

Yuling Luo

May 20, 2020

(a) You previously purchased 1,681,500 shares of the Company’s Class A Common Stock and 88,500 shares of the Company’s Founders’ Preferred Stock (collectively, the “Purchased Shares”). The Purchased Shares will remain outstanding and subject to the terms of the Stock Purchase Agreements, each dated July 2, 2018 evidencing the Purchased Shares. You further acknowledge and agree that as of the date hereof, except as described in this Section 4, you have no other rights to or interests in the Company’s stock.

5. Severance Benefits.

(a) General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

(b) Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of 6 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(c) COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the 6 month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d) Accelerated Vesting. If you are subject to an Involuntary Termination, then the vested percentage of the shares subject to the Option will be determined by adding 6 months to the actual period of service that you have completed with the Company.

Yuling Luo

May 20, 2020

6. Proprietary Information and Inventions Agreement. You will remain subject to the Proprietary Information and Inventions Agreement between you and the Company, a copy of which is attached hereto as Exhibit B.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Code, each salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit B supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

Yuling Luo

May 20, 2020

10. Successors and Assignment.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this letter agreement and agree expressly to perform the obligations under this letter agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this letter agreement, the term “Company” shall include any such successor to the Company, or to the Company’s business and/or assets, that executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of this letter agreement by operation of law.

(b) Employee’s Successors. The terms of this letter agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. All of your obligations under this letter agreement are personal to you and may not be transferred or assigned by you at any time.

11. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

Yuling Luo

May 20, 2020

“Code” means the Internal Revenue Code of 1986, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your express written consent:

(a) A reduction in your base salary by more than 10%;

(b) A material diminution of your authority, duties or responsibilities; or

(c) A relocation of your principal workplace by more than 30 miles.

A condition shall not be considered “Good Reason” unless the Purchaser gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Purchaser’s written notice.

“Involuntary Termination” means shall mean the termination of your service by reason of:

(d) Your involuntary discharge by the Company (or the Parent or Subsidiary employing him or her) for reasons other than Cause; or

(e) Your voluntary resignation for Good Reason.

“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Section 409A Limit” means the lesser of two times: (i) your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding your taxable year in which your termination of employment occurs, as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any guidance issued with respect thereto or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

Yuling Luo

May 20, 2020

“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, if you have not already done so.

If you have any questions, please call me at [***].

Very truly yours,

ALAMAR BIOSCIENCES, INC.

/s/ Yuling Luo

By: Yuling Luo

Title: CEO

I have read and accept this employment offer:

/s/ Shiping Chen
Signature of Steve Chen

Dated:

Attachment

Exhibit A: Outside Activities

Exhibit B: Proprietary Information and Inventions Agreement

Yuling Luo

May 20, 2020

EXHIBIT A

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